Filed Pursuant To Rule 433

Registration No. 333-209926

February 13, 2017

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY

January 2017

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P500 ETF Trust	72,413,648	2,552,150	967,473	1,584,677	6,966,810	14,818,360
XLF	Financial Select Sector SPDR Fund	60,720,680	249,280	110,282	138,998	2,054,784	2,783,601
XLP	Consumer Staples Select Sector SPDR Fund	13,281,882	8,622	3,876	4,746	70,908	241,496
XLU	Utilities Select Sector SPDR Fund	12,724,104	26,852	13,831	13,021	191,985	223,723
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	12,188,928	71,892	27,706	44,186	480,927	952,151
XLE	Energy Select Sector SPDR Fund	11,847,616	42,630	19,289	23,341	323,526	521,338
XLI	Industrial Select Sector SPDR Fund	11,019,250	31,946	6,212	25,734	125,961	429,093
XLV	Health Care Select Sector SPDR Fund	10,181,003	22,210	8,356	13,854	125,769	208,819
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	8,992,201	597	47	550	2,845	43,260
GLD®	SPDR Gold Shares	7,971,638	137,623	95,128	42,495	2,349,021	727,119
XLK	Technology Select Sector SPDR Fund	7,767,886	24,059	13,318	10,741	92,572	185,599
KRE	SPDR S&P Regional Banking ETF	7,063,943	25,106	9,283	15,823	102,226	217,839
XRT	SPDR S&P Retail ETF	6,515,424	23,765	7,295	16,470	108,789	179,156
XBI	SPDR S&P Biotech ETF	5,391,731	23,581	11,628	11,953	124,279	218,495
XLB	Materials Select Sector SPDR Fund	5,071,685	6,922	3,692	3,230	103,073	121,214
XLY	Consumer Discretionary Select Sector SPDR Fund	4,503,726	8,943	4,696	4,247	84,910	174,168
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,983,040	46,124	20,411	25,713	219,928	282,966
XME	SPDR S&P Metals & Mining ETF	3,801,842	9,522	3,084	6,438	42,955	131,484
KBE	SPDR S&P Bank ETF	2,873,342	2,478	786	1,692	21,150	37,401
FEZ	SPDR EURO STOXX 50 ETF	2,040,985	8,411	1,249	7,162	54,285	154,192
XLRE	Real Estate Select Sector SPDR Fund	1,788,793	151	36	115	3,919	7,687
XHB	SPDR S&P Homebuilders ETF	1,695,847	2,814	1,399	1,415	25,623	45,089
RWX	SPDR Dow Jones International Real Estate ETF	1,447,515	3	1	2	14	25
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1,439,835	2	1	1	161	79
MDY	SPDR S&P MidCap 400 ETF Trust	1,315,567	1,676	737	939	33,162	44,278
SDY	SPDR S&P Dividend ETF	984,928	127	39	88	4,827	1,636
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	786,879	20	2	18	94	57

Source: Bloomberg as of 2/08/2017.

STATE STREET GLOBAL ADVISORS

SPDR

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	696,913	13	4	9	354	328
XES	SPDR S&P Oil & Gas Equipment & Services ETF	641,915	382	89	293	2,184	5,578
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	549,968	—	—	—	99	2
RWO	SPDR Dow Jones Global Real Estate ETF	358,916	1	—	1	55	7
RWR	SPDR Dow Jones REIT ETF	336,310	17	15	2	305	92
XPH	SPDR S&P Pharmaceuticals ETF	323,192	44	38	6	1,115	209
KIE	SPDR S&P Insurance ETF	257,196	10	7	3	263	125
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	167,139	8	2	6	45	202
DWX	SPDR S&P International Dividend ETF	141,543	2	2	—	38	18
GNR	SPDR S&P Global Natural Resources ETF	132,637	2	1	1	18	15
GWX	SPDR S&P International Small Cap ETF	126,228	3	1	2	19	21
XAR	SPDR S&P Aerospace & Defense ETF	123,232	3	2	1	171	21
XSD	SPDR S&P Semiconductor ETF	91,649	25	21	4	153	93
EDIV	SPDR S&P Emerging Markets Dividend ETF	68,449	1	1	—	5	—
EWX	SPDR S&P Emerging Markets SmallCap ETF	63,954	—	—	—	108	17
GXC	SPDR S&P China ETF	53,309	2	1	1	56	199
GMF	SPDR S&P Emerging Asia Pacific ETF	18,586	1	1	—	6	—
GUR	SPDR S&P Emerging Europe ETF	17,329	1	—	1	1	4
KCE	SPDR S&P Capital Markets ETF	8,302	2	2	—	153	33

Source: Bloomberg as of 2/08/2017.

State Street Global Advisors

2

SPDR® ETF Options Report
ssga.com | spdrs.com | spdrgoldshares.com
State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000.
Important Risk Information
This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.
Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.
Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.
Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.
Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust
The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD.
Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When this is distributed electronically, the GLD prospectus is available here.
The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.
BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.
Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State
Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.
Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street
Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors,
Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.
State Street Global Markets, LLC is the distributor for all registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor. State Street Global Markets, LLC is not affiliated with Nuveen Asset Management, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
Not FDIC Insured . No Bank Guarantee . May lose value
© 2017 State Street Corporation. All Rights Reserved.
State Street Global Advisors ID8774-IBG-22869 0217 Exp. Date: 02/28/2018 SPD001258

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.